Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
GSE SYSTEMS, INC.

GSE Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation to increase the number of authorized shares of capital stock and shares of Common Stock of the Corporation, declaring said proposed amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the Corporation.

SECOND: That thereafter, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment as set forth in this Certificate of Amendment.

THIRD: That the  amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That upon the effectiveness of this Certificate of Amendment, Section 4.1 of the Certificate of Incorporation is hereby amended by replacing Section 4.1 in its entirety with the following:

Section 4.1.  Total Number of Shares of Capital Stock.  The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 62,000,000 shares.  The authorized stock is divided into 2,000,000 shares of Preferred Stock, with the par value of $0.01 each (the "Preferred Stock"), and 60,000,000 shares of voting common stock, with the par value of $0.01 each (the "Common Stock").  The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders and for such consideration as may be fixed from time to time by the Board.  The Board may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 12th day of June, 2018.

By:  /s/ Kyle J. Loudermilk
Name: Kyle J. Loudermilk
Title: CEO and President